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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                            ------------------------


                                    FORM 8-K


        Current Report Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  October 28, 1998


                        PACIFICAMERICA MONEY CENTER, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         CALIFORNIA                    0-20897                 95-4465729
----------------------------       ---------------       -----------------------
(State or other jurisdiction        (Commission               (IRS Employer
      of incorporation)              File Number)           Identification No.)




                          Ventura Boulevard, Suite 102
                        Woodland Hills, California 91364
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (818) 992-8999




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ITEM 5.  OTHER EVENTS

                  On October 28, 1998, PacificAmerica Money Center, Inc. (the "Company") discontinued the operation of its wholesale loan division. The Company determined that this action was necessary due to the continuing uncertainty in the subprime lending industry and the secondary market for loan sales. Since the cost of loan production is significantly lower in the retail division, management has determined to focus all of its human and economic resources on the operation of the retail division. The retail loan division currently operates through 46 offices located in 23 states and Washington D.C.

                  Over the past several months, the wholesale loan division has produced approximately 75% of the Company's lending volume, and the retail loan division has produced approximately 25% of the lending volume. For the quarter ended September 30, 1998, the wholesale loan division originated $235 million of loans and the retail loan division originated $86 million of loans. Because of the discontinuation of the wholesale loan division, the Company now expects that its fourth quarter loan production will be substantially lower than prior quarters.

                  Except for historical information contained herein, statements in this report are forward-looking statements that involve certain risks and uncertainties. Such risks include, in addition to those described above, inability to sell new loan production at a price which allows the Company to operate profitably or at all, inability to obtain sufficient funding for new loans, possible litigation risks due to the closure of the wholesale loan division and possible regulatory enforcement action.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 1998             PACIFICAMERICA MONEY CENTER, INC.



                                    By:/s/JOEL R. SCHULTZ
                                       -------------------------------------
                                       Joel R. Schultz
                                       President and Chief Executive Officer


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